                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68304

                                  PROSPECTUS

                         INTERPORE INTERNATIONAL, INC.

                               2,399,946 SHARES

                                 COMMON STOCK

     On July 10, 2001, we issued 2,399,946 shares of our common stock to the shareholders of American OsteoMedix Corporation, a Virginia corporation, or American OsteoMedix, in connection with our acquisition of all the outstanding share of American OsteoMedix. This prospectus may be used by former shareholders of American OsteoMedix to resell the common stock received by them in the American OsteoMedix acquisition transaction. We will not receive any proceeds from the sale of shares covered by this prospectus.

     Our common stock is traded on The Nasdaq Stock Market under the symbol "BONZ". On August 23, 2001, the last reported sale price for our common stock on The Nasdaq Stock Market was $7.55 per share.

     Investing in our common stock involves a high degree of risk. See "risk factors" beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is August 31, 2001.

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----
PROSPECTUS SUMMARY...................................................    1
RISK FACTORS.........................................................    2
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS.................    6
INCORPORATION BY REFERENCE...........................................    6
USE OF PROCEEDS......................................................    7
PRICE RANGE OF COMMON STOCK..........................................    7
DIVIDEND POLICY......................................................    7
SELLING SECURITYHOLDERS..............................................    7
DESCRIPTION OF CAPITAL STOCK.........................................   10
PLAN OF DISTRIBUTION.................................................   12
LEGAL MATTERS........................................................   14
EXPERTS..............................................................   14
HOW TO OBTAIN MORE INFORMATION.......................................   14

                              PROSPECTUS SUMMARY

Interpore International, Inc.

     We are a medical device company with a complementary combination of spinal implant and orthobiologic technologies, an expanding product portfolio and distribution channels specifically addressing the spinal surgery market. Our product portfolio addresses what we believe are two of the fastest growing areas in the medical device industry--spinal implants and orthobiologics. Our spinal implant products consist of titanium or stainless steel hooks, rods, plates, spacers and screws and related instruments required for a surgeon to assemble a construct which restores the natural anatomy of the spine, keeping it immobilized while a bone graft eventually fuses the vertebrae. Our orthobiologic products consist of synthetic bone graft substitute materials and products used to derive Autologous Growth Factors (AGF). AGF fibrinogen-rich extract is used to provide faster, more complete bone growth and enhance the performance of our bone graft products.

     Our principal executive offices are located at 181 Technology Drive, Irvine, California, 92618, and our telephone number is (949) 453-3200.

Acquisition of American OsteoMedix Corporation

     On July 10, 2001, we completed the acquisition of all outstanding capital stock of American OsteoMedix Corporation, or AOM, a medical device manufacturing company located in Leesburg, Virginia for a combination of stock and cash. The stock component consisted of 2,400,000 shares of our common stock, with cash being paid in lieu of fractional shares of our common stock. The cash component consisted of $7,867,744, of which $500,000 was placed into escrow to cover indemnification obligations. In addition, as a result of the acquisition, each issued and outstanding share of AOM Common Stock may receive a pro rata portion of additional cash consideration up to $5.0 million, contingent upon Interpore's sales of the AOM product systems following the acquisition. The cash paid by Interpore was drawn from Interpore's working capital.

     In connection with the acquisition of AOM, we entered into an agreement with their former shareholders in which we agreed to register for resale the shares of our common stock issued in connection with the acquisition transaction. All of the shares received by the former shareholders of AOM were "restricted securities" under the Securities Act of 1993, as amended, or the Securities Act, prior to this registration.

                                 RISK FACTORS

     Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock could decline. You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below.

We are dependent on a few products which may be rendered obsolete.

     We anticipate that most of our revenue growth in the future, if any, will come from our spinal implant products and from our orthobiologic products.
There can be no assurance that we will be successful in increasing sales of our current product offering. Additionally, there can be no assurance that our efforts to develop new products will be successful. If our development efforts are successful, there can be no assurance that we will be successful in marketing and selling our new products. Moreover, our competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what our products are designed to accomplish in a superior and less expensive manner. If our competitors' products prove to be more successful than ours, our products could be rendered obsolete. As a result, we may not be able to produce sufficient sales to maintain profitability.

If we fail to compete successfully against existing or potential competitors, our operating results may be adversely affected.

     Our principal global competitors with respect to our spinal implant product line are Medtronic Sofamor Danek USA, DePuy AcroMed, Inc., a Johnson & Johnson company, and SYNTHES-STRATEC, Inc. Our principal global competitors with respect to our orthobiologic products include Osteotech, Inc., GenSci Regeneration Technologies and Wright Medical Technology. Many of these companies have broader product lines than we do. Many potential customers have relationships with our competitors that could make it difficult for us to continue to penetrate the markets for our products. In addition, many of our competitors have significantly greater resources than we do. Accordingly, they could substantially increase the resources they devote to the development and marketing of products that are competitive with ours.

We may not be able to develop new products that will be accepted by the market.

     Our future growth will be dependent on our ability to develop and introduce new products, including enhancements to our existing products. We cannot assure you that we will be able to successfully develop or market new products or that any of our future products will be accepted by our customers. If we do not develop new products in time to meet market demand or if there is insufficient demand for these products, our revenues and profitability may be adversely affected.

The long-term efficacy and market acceptance of AGF is uncertain.

     Because our AGF related products were introduced only recently under a 510(k) clearance, we lack long-term clinical data regarding the efficacy and long-term results of AGF. To date, we have completed no long-term clinical studies of AGF. If long-term studies or clinical experience indicate that procedures involving AGF do not provide patients with improved clinical outcomes, anticipated sales of our AGF related products may never materialize. Our success in selling our AGF related products will depend, in large part, on the medical community's acceptance of AGF. The medical community's acceptance of AGF will depend upon our ability to demonstrate the efficacy of AGF and its advantages, favorable clinical performance and cost-effectiveness. We cannot predict whether the medical community will accept AGF or, if accepted, the extent of its use. If long-term studies or clinical experience indicate that AGF causes negative effects, we could be subject to significant liability. Our strategy to increase sales of AGF is to market these products primarily to our spinal implant customers. There is no assurance that the strategy will work, however, and no assurance that sales of our AGF related products will increase.

We face risks related to the upgrading and expansion of our distribution network.

     We expect to continue to rely on independent agents for the domestic distribution of both orthobiologic and spinal implant products. Independent commissioned sales agents may represent other medical devices for a variety of manufacturers and may not dedicate enough time or attention to selling our products. Furthermore, we expend significant resources to train and educate new independent agents about our products and our marketing programs. Our ability to recruit independent sales agents has been aided by some of our competitors' replacement of independent agents with direct sales representatives. However, our competitors may not continue to utilize direct sales representatives and we can therefore give no assurance that we will continue to be able to attract new or retain our current independent sales agents. There can be no assurance that we will be able to develop an effective distribution network or that our sales force will be able to continue to increase sales or maintain current sales levels of our products.

Product introductions or modifications may be delayed or canceled as a result of the FDA regulatory process, which could cause our sales to decline.

     The medical devices we manufacture and market are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, criminal sanctions or closure of our manufacturing facility are possible. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if at all. The regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs or it may prevent the introduction of new products altogether. In particular, the FDA permits commercial distribution of a new medical device only after the FDA has cleared a 510(k) premarket notification or has approved a Premarket Approval application, or PMA, for such device. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA approval process is more costly, lengthy and uncertain than the 510(k) premarket notification process. There can be no assurance that any new products we develop will be subject to the shorter 510(k) clearance process and therefore significant delays in the introduction of any new products that we develop may occur. We anticipate that many of our products that are in final development will be eligible for the 510(k) premarket notification process. If the FDA does not clear marketing of our products in final development through the 510(k) clearance process, we will be forced to comply with the PMA approval process in order to obtain FDA approval for these products. If we choose to go through the PMA approval process, there will be significant costs and delays in the introduction of our new products, if they are approved at all. Moreover, foreign governmental authorities have become increasingly stringent and we may be subject to more rigorous regulation by foreign governmental authorities in the future. Any inability or failure of our foreign independent distributors to comply with the varying regulations or the imposition of new regulations could restrict such distributors' ability to sell our products internationally and thereby adversely affect our business. All products and manufacturing facilities are subject to continual review and periodic inspection by the FDA. The discovery of previously unknown problems with our company or our products or facilities may result in product labeling restrictions, recall, or withdrawal of the products from the market. In addition, the FDA actively enforces regulations prohibiting the promotion of medical devices for unapproved indications. If the FDA determines that we have marketed our products for off-label use, we could be subject to fines, injunctions or other penalties.

We may be subject to product liability claims and our limited product liability insurance may not be sufficient to cover the claims, or we may be required to recall our products.

     We manufacture medical devices that are used on patients in surgical procedures, and we may be subject to product liability claims and product recalls. The spinal implant industry has been historically litigious and we face an inherent business risk of financial exposure to product liability claims. Since our spinal products are often implanted in the human body, manufacturing errors or design defects could result in injury or death to the patient, and could result in a recall of our products and substantial monetary damages. Any product liability claim brought against us, with or without merit, could result in an increase to our product liability insurance premiums or our inability to secure coverage in the future. We would also have to pay any amount awarded by a court in excess of our policy limits. In addition, any recall of our products, whether initiated by us or by a regulatory agency, may result in adverse publicity for us that could have a material adverse effect on our business, financial condition and results of operations. Our product liability insurance policies have various exclusions, and we may be subject to a product liability claim or recall for which we have no insurance coverage, in which case we may have to pay the entire amount of the award or costs of the recall. Finally, product liability insurance is expensive and may not be available in the future on acceptable terms, or at all.

We may face challenges to our patents and proprietary rights.

     We rely on a combination of patents, trade secrets and nondisclosure agreements to protect our proprietary intellectual property. Our patent positions and those of other medical device companies are uncertain and involve complex and evolving legal and factual questions. There can be no assurance that pending patent applications will result in issued patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with any competitive advantage.
Third parties could also obtain patents that may require licensing for the conduct of our business, and there can be no assurance that the required licenses would be available. We also rely on nondisclosure agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets and proprietary knowledge. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could result in a decrease in our market share and profits.

     The medical product industry is characterized by frequent and substantial intellectual property litigation and competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of the outcome, could result in substantial expense and significant diversion of the efforts of our technical and management personnel. Litigation may also be necessary to enforce our patents and license agreements, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject us to significant liabilities to third parties, or require us to seek licenses from third parties or pay royalties that may be substantial. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products which in turn would have a material adverse effect on our business, financial condition and results of operations.

Possible denial of third-party reimbursement could materially adversely affect our future business, results of operations and financial condition.

     In the United States, our products are purchased by hospitals, who are reimbursed for the devices provided to their patients by third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs. These third-party payors may deny reimbursement if they determine that a device used in a procedure was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Also, third-party payors are increasingly challenging the prices charged for medical products and services. In international markets, reimbursement and healthcare payment systems vary significantly by country and many countries have instituted price ceilings on specific product lines. There can be no assurance that our products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect our ability to sell our products profitably.

We are dependent on our suppliers and the loss of any of these suppliers could adversely affect our business.

     We do not machine the components for our spinal implants or instruments; rather, we are dependent upon several suppliers for the machining of such components. Also, the UltraConcentrator, one of our products used to collect AGF, is manufactured under an exclusive supply agreement with a vendor that itself has a sole source of supply for filter material, a key component of the UltraConcentrator. In the event that we are unable to obtain components for any of our products, or obtain such components on commercially reasonable terms, we may not be able to manufacture or distribute our products on a timely and competitive basis, or at all. Any delays in product availability or costs incurred in locating alternative suppliers could have a material adverse effect on our operations.

The harvesting of coral is subject to regulation which could affect our ability to obtain sufficient quantities of coral in the future.

     The harvesting and import of the coral used for our coral-based orthobiologic products must comply with the requirements of the Convention on International Trade of Endangered Species of Wild Fauna and Flora. As a result, we must register and obtain licensure from the U.S. Department of Fish and Wildlife for both the import of raw coral and the export of finished product.
In the future, regulations could make the import or export of coral or coral-derived products prohibitive and could interrupt our ability to supply product. We cannot assure you that our supply of raw coral is sufficient, that we will be able to obtain sufficient quantities of coral in the future or that future regulations will not prohibit its use altogether.

Our business could be materially adversely impacted by risks inherent in international markets.

     In 2000, approximately 20% of our sales were generated outside the United States. We expect that such sales will continue to account for a significant portion of our revenue in the future. Our international sales subject us to other inherent risks, including the following:

     .  fluctuations in currency exchange rates;

     .  regulatory, product approval and reimbursement requirements;

     .  tariffs and other trade barriers;

     . greater difficulty in accounts receivable collection and longer collection periods;

     .  difficulties and costs of managing foreign distributors;

     .  reduced protection for intellectual property rights in some countries;

     .  burdens of complying with a wide variety of foreign laws;

     .  the impact of recessions in economies outside the United States;

     .  political and economic instability; and

     . seasonal reductions in business activity during the summer months in Europe and other parts of the world.

     If we fail to successfully market and sell our products in international markets, our business, financial condition, results of operations, and cash flows could be materially and adversely affected.

Future acquisitions could adversely affect our operations or financial results.

     From time to time, we consider acquisition of technology product lines or businesses to supplement our current product offering. Any such future acquisitions involve risks such as the following:

     .  we may be exposed to unknown liabilities of acquired companies;

     . our acquisition and integration costs may be higher than we anticipated and may cause our quarterly and annual operating results to fluctuate;

     . we may experience difficulty and expense in assimilating the operations and personnel of the acquired businesses, disrupting our business and diverting management's time and attention; and

     . our relationships with key customers of acquired businesses may be impaired, due to changes in management and ownership of the acquired businesses.

             CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

     We caution you that certain statements contained in or incorporated by reference into this prospectus, or which are otherwise made by us or on our behalf are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "plans," "anticipates," "estimates," "expects" or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to those discussed below and elsewhere in this prospectus.

                          INCORPORATION BY REFERENCE

     The SEC's rules allow us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. This information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. Any such information so modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders sell all of the notes or the shares of common stock offered by this prospectus:

     (a) Our Annual Report on Form 10-K for the year ended December 31, 2000 (including the portions of the Proxy Statement for our 2000 Annual Meeting of Shareowners that are incorporated therein by reference);

     (b)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001;

     (c)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     (d)  Our Current Report on Form 8-K filed June 1, 2001; and

     (e) Our Current Report on Form 8-K filed July 24, 2001; and as amended by our Current Report on Form 8-K/A filed August 21, 2001.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement herein or contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. For example, the risks and uncertainties under the heading "Risk Factors" above may change or be modified by future filings, from time to time, as our business develops or changes and you should read those updated risk factors.

     Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Office of the Secretary, 181 Technology Drive, Irvine, California 92618-2402 (telephone number
(949) 453-3200).

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sales of common stock sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on The Nasdaq Stock Market under the symbol "BONZ". The following table lists the intraday high and low per share sale prices for our common stock as reported by The Nasdaq Stock Market for the fiscal periods indicated.

                                                   High         Low
                                                 --------     --------
1999
----
First Quarter.................................      $ 5.97        $4.06
Second Quarter................................      $ 5.38        $3.88
Third Quarter.................................      $ 8.25        $4.13
Fourth Quarter................................      $ 8.00        $4.94

2000
----
First Quarter.................................      $14.25        $7.63
Second Quarter................................      $10.50        $7.50
Third Quarter.................................      $12.38        $6.88
Fourth Quarter................................      $ 8.25        $3.09

2001
----
First Quarter.................................      $ 5.38        $3.38
Second Quarter................................      $ 5.55        $3.52
Third Quarter (through August 23, 2001).......      $ 7.85        $4.95

     On August 23, 2001 the last sale price of the common stock as reported on The Nasdaq Stock Market was $7.55 per share. As of July 31, 2001 there were approximately 620 holders of record of our common stock.

                                DIVIDEND POLICY

     We currently do not pay any dividends on our common stock and our board of directors has no present intention to pay dividends on our common stock.

                            SELLING SECURITYHOLDERS

     The shares which may be resold hereunder by the selling securityholders are shares issued by us in connection with the American OsteoMedix acquisition transaction. The shares were originally issued in a transaction exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of their shares of our common stock.

     The following table sets forth, as of July 31, 2001, the number of shares and percentage of our common stock owned by each selling securityholder and the number of shares of common stock that may be offered by each selling security holder pursuant to this prospectus. The information is based on 16,835,409 shares of our common outstanding as of July 31, 2001, which excludes 605,000 shares owned by us and held in treasury, and information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of common stock. Because the selling securityholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.

                                                             Number of Shares      Percentage of      Number of Shares
                                                            Beneficially Owned  Shares Outstanding   Available for Sale
                      Name                                   Before Offering      Before Offering     in this Offering
                      ----                                  ------------------  -------------------  ------------------
American OsteoMedix Acquisition
 Federico Arrizabalaga....................................               8,064          *                         8,064
 Paul L. Asdourian M.D....................................               9,916          *                         9,916
 Carol Bailey.............................................                 166          *                           166
 Carole Baker-Powers......................................               3,966          *                         3,966
 Mohit Bhatnagar..........................................             417,951          2.5%                    417,951
 Mohit Bhatnagar, as custodian for
  Radha Durga under the Maryland
  Uniform Transfers to Minors Act.........................              39,667          *                        39,667
 Mohit Bhatnagar, as custodian for
  Gauri Ganga under the Maryland
  Uniform Transfers to Minors Act.........................              39,667          *                        39,667
 Mohit Bhatnagar, as custodian for
  Nachiketa Krsna under the Maryland
  Uniform Transfers to Minors Act.........................              39,667          *                        39,667
 Rohit Bhatnagar..........................................              59,500          *                        59,500
 Rohit Bhatnagar, as custodian for
  Kavita Bhatnagar under the Maryland
  Uniform Transfers to Minors Act.........................               9,916          *                         9,916
 Rohit Bhatnagar, as custodian for
  Keshav Bhatnagar under the Maryland
  Uniform Transfers to Minors Act.........................               9,916          *                         9,916
 Mauro Cataletto..........................................               1,660          *                         1,660
 Andrea Cox...............................................               3,966          *                         3,966
 Guy Cox..................................................               3,966          *                         3,966
 Guy and Andrea Cox as Custodians for
  Nathan Cox under the Maryland
  Uniform Gift to Minors Act..............................               3,966          *                         3,966
 Guy and Andrea Cox as Custodians for
  Nicholas Cox under the Maryland
  Uniform Gift to Minors Act..............................               3,966          *                         3,966
 Guy and Andrea Cox as Custodians for
  Olivia Cox under the Maryland
  Uniform Gift to Minors Act..............................               3,966          *                         3,966
 Dr. Courtney C. Cramer...................................              16,129          *                        16,129
 Dr. Pia Cramer...........................................              16,129          *                        16,129
 Kirby L. Cramer, Jr......................................              32,259          *                        32,259
 Gaurov Dayal.............................................               9,916          *                         9,916
 Molina Dayal.............................................              69,417          *                        69,417
 Malhar Gore as custodian for Anuradha
  Gore under the Iowa Uniform Transfers
  to Minors Act...........................................               9,916          *                         9,916
 Malhar Gore as custodian for Manisha
  Gore under the Iowa Uniform Transfers
  to Minors Act...........................................               9,916          *                         9,916
 DP Group, Inc............................................              12,903          *                        12,903
 Jon J. Dyer..............................................              16,129          *                        16,129
 Kimberly C. Dyer.........................................              16,129          *                        16,129
 Todd Everline............................................                 415          *                           415
 Farhang Fracyon..........................................              16,129          *                        16,129
 Amanda Furlano...........................................                 166          *                           166
 Malhar Gore..............................................               9,916          *                         9,916


                                                             Number of Shares      Percentage of      Number of Shares
                                                            Beneficially Owned  Shares Outstanding   Available for Sale
                      Name                                   Before Offering      Before Offering     in this Offering
                      ----                                  ------------------  -------------------  ------------------
 Gail Graham..............................................                 830          *                           830
 C. Scott Harrison, M.D...................................             132,263          *                       132,263
 Priya King...............................................               9,916          *                         9,916
 Priya and Phillip King, as custodian
  for Eshan King under the Alabama
  Uniform Transfers to Minors Act.........................               9,916          *                         9,916
 Brian D. Kirk Living Trust...............................               3,966          *                         3,966
 Cynthia L. Kirk Living Trust.............................               3,966          *                         3,966
 Daniel S. Kirkpatrick....................................               9,916          *                         9,916
 John Kostuik.............................................              39,436          *                        39,436
 John G. Kovach...........................................              67,744          *                        67,744
 Julie Lahman.............................................                 166          *                           166
 Christa C. Maclean.......................................               8,064          *                         8,064
 David Major..............................................               3,966          *                         3,966
 Eric D. Major............................................             333,831          2.0%                    332,831
 Lane Major...............................................               3,966          *                         3,966
 Lara Major...............................................             364,938          2.2%                    364,938
 Lara and Eric D. Major as custodians
  for Alexandra Major under the Virginia
  Uniform Gift to Minors Act (21).........................               3,966          *                         3,966
 Lara and Eric D. Major as custodians
  for Peyton Major under the Virginia
  Uniform Gift to Minors Act (21).........................               3,966          *                         3,966
 Mary Major...............................................               3,966          *                         3,966
 Sanjog Mathur............................................              19,718          *                        19,718
 Richard J. and Judith L Mazzucchelli as
  joint tenants with common law right of
  survivorship............................................               9,916          *                         9,916
 Barbara McBride..........................................              16,959          *                        16,959
 Morgan Keegan & Co. as IRA custodian
  for Andrew T. Rock......................................              16,129          *                        16,129
 William K. Morrill, Jr...................................              16,129          *                        16,129
 Amy Parker...............................................               3,966          *                         3,966
 Lewis Parker.............................................             158,160          *                       157,160
 Jack Powers..............................................               3,966          *                         3,966
 Christopher J. Richard...................................              16,129          *                        16,129
 Elizabeth E. Richard.....................................              16,129          *                        16,129
 Andrew T. Rock...........................................              33,752          *                        33,752
 Andrew T. Rock and Darlene Schuster......................              23,871          *                        23,871
 Arnold M. Schwartz M.D...................................               9,916          *                         9,916
 Angie Smith..............................................                 166          *                           166
 Chris Straight...........................................               1,162          *                         1,162
 Greg Watko...............................................               3,321          *                         3,321
 Gary Wade West, Jr.......................................              16,129          *                        16,129
 Richard W. Woods.........................................             120,362          *                       120,162
 Jack Y. Yeh..............................................              16,129          *                        16,129
                                                                   =============     =========              =============
     TOTAL................................................           2,402,146         14.3%                  2,399,946

_________________________
*  Less than 1%

Each of the selling securityholders set forth above the caption "American OsteoMedix Corporation" is a party to the Agreement and Plan of Merger dated as of May 30, 2001 by and between us, OP Sub, Inc., American OsteoMedix and the former shareholders of American OsteoMedix. Each of the following individuals, prior to the acquisition of American OsteoMedix held the following position with American OsteoMedix:


     Eric D. Major............President and Chief Executive Officer
     Lewis Parker.............Vice President and Chief Financial Officer
     Mohit Bhatnagar..........Chairman of the Board of Directors
     Richard Woods............Vice President, Engineering
     Andrew Rock..............Vice President, Sales


Additionally, upon the consummation of the American OsteoMedix acquisition transaction, Mr. Major became the President and Mr. Woods became a Vice President of American OsteoMedix, a California corporation (the surviving entity from the American OsteoMedix acquisition and one of our wholly-owned subsidiaries), Dr. Bhatnagar and Mr. Rock entered into consulting agreements with American OsteoMedix, a California corporation, and Mr. Parker was appointed to our board of directors.

     All of the shares received by the selling shareholders at the closing of the American OsteoMedix transaction were "restricted securities" under the Securities Act prior to this registration.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of our capital stock is qualified in its entirety by the complete text of our Certificate of Incorporation and Bylaws, as amended, which are incorporated herein by reference and copies of which are available to investors upon request.

     Our authorized capital stock currently consists of 50,000,000 shares of common stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $0.01. As of July 31, 2000, there were:

     . 16,835,409 shares of common stock outstanding, which excludes 605,000 shares owned by us and held in treasury;

     .  no shares of preferred stock outstanding;

     . 4,406,000 reserved shares, none outstanding, of junior participating preferred stock (pursuant to our Shareholder Rights Agreement);

     .  outstanding warrants to purchase 200,000 shares of common stock; and

     .  outstanding options to purchase 2,774,793 shares of common stock.

Common Stock

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of our preferred stock, if any, the holders of our common stock are entitled to receive the lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of outstanding shares of our preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

     Our board of directors has the authority, without further action by our stockholders, to issue up to 4,406,000 shares of our preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including the dividend rights, dividend rates, conversion rights, voting rights terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. Although it presently has no intention to do so, our board of directors, without shareholder approval, could issue our preferred stock with voting and conversion rights that could adversely affect the voting powers of the holders of our common stock and the market price of the our common stock. Issuance of our preferred stock may also have the effect of delaying, deferring or preventing the change of control of Interpore without further action by the stockholders and may discourage bids for the our common stock at a premium over the market price.

Preferred Stock Purchase Rights

     On November 15, 1998, our board of directors declared a dividend of one preferred share purchase right for each share of common stock, $0.01 par value, outstanding at the close of business on November 27, 1998, the record date. As long as the rights are attached to our common stock, we will issue one right (subject to adjustment) with each new share of common stock so that all shares of common stock will have attached rights. When exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $30.00 per one one-hundredth of a Series A preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement, dated as of November 17, 1998, as the same may be amended from time to time, between us and U.S. Stock Transfer Corporation, as Rights Agent which is incorporated herein by reference.

Warrants

     We have eight outstanding warrants to purchase a total of 200,000 shares of our common stock. The warrants were initially issued to Quantic Biomedical, Inc. for consideration in connection with our acquisition of the assets of Quantic Biomedical through our subsidiary Interpore Orthopaedics. On June 8, 2000, two warrants became exercisable for a total of 50,000 shares of common stock at an exercise price of $7.125 per share. On December 8, 2000, another warrant became exercisable for an additional 50,000 shares of common stock at an exercise price of $7.625 per share. On June 8, 2001, another warrant became exercisable for an additional 50,000 shares of common stock at an exercise price of $8.125 per share. On December 8, 2001, the final warrant becomes exercisable for an additional 50,000 shares of common stock at an exercise price of $8.625 per share. No warrant may be exercised in increments of less than 10,000 shares.

Options

     As of July 31, 2001, we have outstanding options, issued pursuant to our six option plans, to purchase 2,774,793 shares of common stock at a weighted average exercise price of $5.51 per share.

Registration Rights

     In connection with the acquisition of American OsteoMedix, we entered into an agreement with the former shareholders of American OsteoMedix in which we agreed to register the resale of the shares of our common stock issued in connection with the American OsteoMedix acquisition transaction. The registration statement containing this prospectus was filed to satisfy our obligations under that agreement.

     In connection with the December 1999 acquisition of the assets of Quantic Biomedical, Inc., we granted registration rights to two former principals of Quantic with respect to 100,000 shares of our common stock and with respect to 200,000 shares of common stock issuable upon exercise of warrants granted to the Quantic principals. Under the registration rights agreement between us and these individuals, if we propose to register an offering of any of our common stock under the Securities Act, these individuals are entitled to require us to include all or a portion of their shares in that registration, subject to certain conditions. The underwriters of that offering have the right to limit the number of shares included in the registration. The former principals of Quantic have waived their rights to participate in this Offering.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, Glendale, California.

                              PLAN OF DISTRIBUTION

     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at:

     .  fixed prices,

     .  prevailing market prices at the time of sale,

     .  prices related to the prevailing market prices,

     .  varying prices determined at the time of sale, or

     .  negotiated prices.

     These sales may be effected in transactions:

     . on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The Nasdaq Stock Market,

     .  in the over-the-counter market,

     . otherwise than on such exchanges or services or in the over-the-counter market,

     . through put or call options, whether the options are listed on an options exchange or otherwise,

     .  through the settlement of short sales, or

     .  by pledge to secure debts and other obligations.

These transactions may include block transactions or transactions in which the same broker acts as agent on both sides of the trade.

     In connection with the sale of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the offering of shares by the selling securityholders.

     Our outstanding common stock is listed for trading on The Nasdaq Stock Market.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling securityholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

     A selling securityholder may decide not to sell any common stock described in this prospectus. We cannot assure you that any selling securityholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the common stock by other means not described in this prospectus.

     With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

     .  the specific shares of common stock to be offered and sold,

     .  the names of the selling securityholders,

     . the respective purchase prices and public offering prices and other material terms of the offering,

     . the names of any participating agents, broker-dealers or underwriters, and

     . any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

     Under a registration rights agreement dated as of July 10, 2001 among Eric Major, as agent for the former shareholders of American OsteoMedix, and Interpore, the former shareholders of American OsteoMedix have the right to have their shares of our common stock registered on the registration statement containing this prospectus.

     We will pay all of our expenses incidental to the registration, offering and sale of the common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents, if any, and all transfer taxes applicable to the sale of the common stock.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock will be passed upon for us by Latham & Watkins, our securities counsel.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Interpore International, Inc. Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of American OsteoMedix incorporated in this prospectus by reference to our Current Report on Form 8-K filed July 24, 2001, as amended by our Current Report on Form 8-K/A filed August 21, 2001, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report, which is incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                         HOW TO OBTAIN MORE INFORMATION

     In accordance with the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy and information statements and other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants (including Interpore) that file electronically with the SEC (http://www.sec.gov). Our internet site is http://www.interpore.com.

     You also may inspect reports, proxy statements and other information about Interpore at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference room or internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

                               2,399,946 SHARES

                         INTERPORE INTERNATIONAL, INC.

                                 COMMON STOCK

                                  PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.